Exhibit 10.3

«VP_NAME» «VP_Title»

January [ ], 2021

[Officer Name]

[Address 1]

[Address 2]

Dear [Officer],

At Concho Resources Inc. (the “Company”), we recognize that our most valuable assets are our employees and that our employees are essential to our past and future success. I am writing you this letter to assure you that you are a highly valued employee and that we are looking forward to your continued contributions following the completion of the merger transaction with ConocoPhillips (the “Closing”). In consideration of the service you have rendered in the past and to motivate you to continue your high level of commitment to ConocoPhilips after the Closing, you have been selected to be eligible to receive a supplemental retention award in accordance with the terms of this letter.

You will receive a supplemental retention award of $[•] subject to applicable taxes and withholdings, payable in a lump sum on, or soon as administratively practicable following, the Closing. If you voluntarily terminate your employment or if ConocoPhillips or one of its affiliates terminates your employment for Cause (as defined in the Company’s Executive Severance Plan) before the 12 month anniversary of the Closing (the “Retention Period”), you agree to repay a portion of the supplemental retention award. Upon such a termination, the amout of the supplemental retention award subject to repayment will equal one-half (1/2) of the supplemental retention award amount multiplied by a fraction, the numerator of which shall be the number of days remaining in the Retention Period as of your termination date and the denominator of which shall be the number of days in the Retention Period, or 365. For the avoidance of doubt, the amount of any repayment obligation under this letter will be calculated on a gross basis and not net of taxes. Notwithstanding anything herein to the contrary, you shall not be obligated to repay any portion of the supplemental retention award if, following the Closing your employment with ConocoPhillips or one of its affiliates terminates and you become eligible to receive severance in accordance with the applicable severance plan, policy or agreement in place at the time of such termination.

This letter will be governed by, and construed in accordance with, the laws of the state of Texas.

We thank you for the service you have rendered in the past and look forward to your continued contributions following the Closing.

Very truly yours,
Concho Resources Inc.

By:
[Name]
[Title]

AGREED AND ACCEPTED:

[Officer]
Date:

One Concho Center | 600 West Illinois Avenue | Midland, Texas 79701 | P 432.683.7443 | F 432.683.7441